Exhibit 99.1

Investor Relations

ir@newmediainv.com

(212) 479-3160

New Media Announces Agreement to Acquire Halifax Media Group for $280.0 Million

NEW YORK, N.Y. November 20, 2014 – New Media Investment Group Inc. (NYSE: NEWM; “New Media” or the “Company”) announced today that it has reached an agreement to purchase substantially all of the assets of Halifax Media Group (“Halifax” or “Halifax Media”) for $280.0 million in cash, subject to working capital adjustments. New Media intends to fund the acquisition with a combination of cash on the balance sheet and incremental debt under its existing term loan. Halifax Media is a leading newspaper publisher serving communities primarily in the southeastern portion of the United States. Halifax publishes 36 newspapers, including 24 dailies, and affiliated websites, and has a total daily circulation of approximately 635,000 and 752,000 on Sunday.

Michael E. Reed, New Media’s President and CEO commented, “This is a very exciting day for our Company. Halifax Media is one of the premier, locally oriented media companies in the United States whose business fits extremely well within New Media. Michael Redding, Chief Executive Officer of Halifax Media, and his team have done a wonderful job building one of the best, local media businesses in the country, and we look forward to continuing their tradition of producing high quality, local content and products serving their communities.

“Halifax’s publications are all well-established, leading providers of local news in the communities they serve. The daily newspapers have demonstrated journalistic excellence and have been awarded multiple Pulitzer Prizes. Additionally, the acquisition further diversifies New Media’s business from both a geographic and customer standpoint. These markets also present a tremendous opportunity for New Media to expand its digital businesses, Propel and BestRide, as these markets expand our footprint of small and mid-size businesses we will be able to reach.

“I’m also pleased to announce that, not only is this acquisition transformative for New Media, it is accretive as well, and we’re excited to close the transaction. Once closed, we will have deployed approximately $430 million in local media assets in a little over one year. As we look toward 2015, we are excited to integrate Halifax’s publications into New Media’s business, and continue to successfully execute on our strong pipeline of other potential deals.”

“It has been an honor to lead such a talented group of employees. Their dedication to excellence has helped us build an extraordinary company,” said Michael Redding, Halifax CEO. “There is so much potential for these publications, especially with our digital products and services. New Media is acquiring a company that has amazing employees, premier products, and businesses located in some of the best markets in the Southeast. By combining New Media’s geographic footprint with Halifax Media’s southeast reach it will be a powerhouse in the industry.”

New Media anticipates the deal will close in the first quarter of 2015 subject to customary closing conditions; however, there can be no assurance as to the timing or the occurrence of the closing.

Stephens Inc. served as exclusive financial advisor to Halifax Media Group.

About New Media Investment Group Inc.

New Media is focused primarily on investing in a high quality, diversified portfolio of local media assets, and on growing existing advertising and digital marketing businesses. The Company is one of the largest publishers of locally based print and online media in the United States as measured by the number of daily publications. The Company operates in over 370 markets across 27 states. New Media’s portfolio of products which include 450 community publications, over 370 related websites, and six yellow page directories, serve more than 130,000 business advertising accounts and reach over 14 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing, closing and benefits of the acquisition and our intention to stabilize our traditional print business, grow our digital business and revenues and pursue and complete future acquisition opportunities. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as a continued declines in advertising circulation, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient advertising interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K and filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Source: New Media Investment Group Inc.